                                                                    EXHIBIT 10.4

                       Managing Director Service Agreement

                                     between

                                   ORMED GmbH
                           Merzhauser Stra(B)e 112
                                 79100 Freiburg

                    - hereinafter referred to as "Company" -

                                       and

                                Rudiger Hausherr
                                 Lindengarten 17
                                  79219 Staufen

               - hereinafter referred to as "Managing Director" -

                                       I.

1. Mr. Rudiger Hausherr renders his services as Managing Director of ORMED GmbH since June 1, 1994.

2. All former employment agreements or other Service Contracts between the parties shall be cancelled by signing this Service Agreement. Especially all employment protection provisions resulting from the prior activity within this company or within the HUG group shall not be transferred to this Service Agreement. The Allianz Pension fund existing at present time for Managing Director and all other insurance contracts (Direktversicherung, Unfall, Reisversicherung ) will remain the same.

                                       II.

                                      (S) 1
                               Activity and duties

1. The Managing Director has to conduct the business of the Company with the due diligence of a conscientious businessman and must conscientiously fulfil the duties imposed on him by Law, the Articles of Association of the Company, the attached Business Instructions, other general or specific instructions received from the Company's shareholder's meeting and this Service Agreement.

2. The Managing Director is obliged to obtain the prior approval (consent) of the shareholders' meeting or the majority shareholder for all transactions pursuant to the Business Instructions in their respective applicable version.

                                      (S) 2
                                  Working time

1. The Managing Director shall devote his full and unrestricted work capacity to the Company unless otherwise agreed in this Service Agreement.

2. Each assumption of paid or unpaid secondary activities or honorary positions as well as appointments to supervisory boards, advisory boards etc. require the prior written approval of the shareholders' meeting. The Approval can be revoked at any time, whereby in the event of a revocation any provisions as to notice periods for the termination of an assumed office must be taken into consideration.

                                      (S) 3
                                  Remuneration

1.   The Managing Director shall receive an annual salary in the amount of DM
     330.000 payable in twelve monthly instalments in the amount of DM 27.500 each.

2. In addition, the Managing Director receives an annual premium subject to the fulfilment of the following requirements.

     As of January 1, 2000 the annual premium amounts to DM 80,000 in case certain targets agreed with the shareholders are met by 100 %, it being understood that the respective proportion of the premium indicated below becomes due in case only one of the two targets is met. If the targets are only met by 90 % or less, no premium has to be paid. In case the targets are met by 90 - 100 %, half of the premium is due. If the targets are met in excess of 100 % the premium may be increased by shareholders' resolution at the shareholders' meeting's discretion.

     The targets consist of:

     -     Revenue as planned             45% of the premium amount

     -     EBIT as planned                55% of the premium amount

                                     (S) 4
                                   Company car

1. The Company shall provide the Managing Director with a car in accordance with its car policy applicable from time to time which is appropriate for Mr. Hausherr's position as Managing Director and his appearance vis-a-vis customers.

2. The Managing Director is entitled to also use the company car for private purposes. An amount corresponding to the private use shall be added to his monthly salary and shall be taxed according to the directives for income taxes.

                                     (S) 5
                        Continued payment during sickness

In case the Managing Director is not able to work due to sickness, not based on his fault, he shall receive the difference between sickness benefits and his net salary for the duration of six months, but limited to the duration of this Service Agreement.

                                     (S) 6
                                    Vacation

The Managing Director is entitled to 30 working days of vacation per year. His vacation shall be co-ordinated with other key employees of the Company and shall comply with the interest of the Company.

                                     (S) 7
                                 Confidentiality

1. The Managing Director is obliged during the duration of this Service Agreement and afterwards to keep confidential all information or data relating to the Companies or any other associated Company he becomes aware of and not to disclose any documents concerning the Companies or any other associated Companies either by himself or by third parties. This includes trade secrets, know-how, inventions, designs, processes, formulae, notations, improvements financial information and lists of customers concerning the affairs, business or products of the Company or of the associated Companies or of any of their predecessors in business or of any of their suppliers, agents, distributors or customers.

2. Publications of facts of which the Managing Director received knowledge during his services for the Company or which relate to his sphere of duty require the prior approval of the shareholders' meeting.

                                     (S) 8
                               Disability to work

The Managing Director has to notify the Company within three working days of every disability to work and the approximate duration thereof. If so requested, the Managing Director is obliged to disclose the reasons for his disability to work.

                                     (S) 9
                               Payment after death

In case the Managing Director dies, his widow or a person to be named by the Managing Director shall receive the complete remuneration based on this contract for a period of three months.

                                     (S) 10
                            Non competition covenant

1. During the term of the Service Agreement, the Managing Director is not allowed to act for or on behalf of a direct or indirect competitor of the Company as a self-employed entrepreneur, an employee or in any other way. Furthermore, the Managing Director is not allowed to establish or to acquire such a Company or to directly or indirectly participate in such a competitive company.

2. In case of the Managing Director's violation of the non-competition clause pursuant to Section 1 above, the Managing Director is obligated to pay a penalty in -the amount of five monthly remuneration(s) based on the average monthly net remuneration, excluding bonuses. The penalty has to be paid for each violation separately. In case of a permanent violation the penalty has to be paid for each month commenced. Additional claims of the Company shall remain unaffected.

3. For the period of one year after the expiration of this Service Agreement the Managing Director is not allowed to act for or on behalf of a direct or indirect competitor of the Company as a self-employed entrepreneur, an employee or in any other way. Furthermore, during this period the Managing Director is not allowed to establish or to acquire such company or to directly or indirectly participate in such competitive company. The post-contractual non-competition clause is subject to the condition precedent that this Service Agreement will not be terminated prior to six months following the expiration of the fix initial term pursuant to (S) 12
     Section 1 of this Service Agreement.

4. For the duration of the aforementioned post-contractual non-competition clause the Company shall pay to the Managing Director a compensation in the amount to 50% of the average monthly net remuneration of the Managing Director calculated on the basis of the Managing Director's income of the last twelve months before the expiration of this Service Agreement. The average monthly net remuneration shall include any bonuses (pro rata for each month of service) pursuant to (S) 3 Section 2 of this Service Agreement, unless this Service Agreement is terminated by the Company for cause or by the Managing Director. The monthly compensation payment is due at the end of each calendar month.

5. The Compensation will be reduced by earnings by the Managing Director during the period of the post-contractual non-competition covenant resulting from his activities as self-employed entrepreneur, as employee or any other activities according to sec. 74c German Commercial Code (HGB). This also applies to earnings which the Managing Director fails to realise and to unemployment benefits potentially obtained by the Managing Director. The Managing Director is obligated to disclose the amounts of earnings and the amounts of failed earnings upon the Company's request immediately.

6. In case of the Managing Directors violation of the post-contractual non-competition clause, the Managing Director is obligated to pay a penalty in the amount of five monthly remuneration(s) based on the average monthly net remuneration, excluding any bonuses. The penalty has to be paid for each violation separately. In case of a permanent violation the penalty has to be paid for each month commenced. (Additional claims of the Company shall remain unaffected.)

7. The Company can waive the restraint on competition until the end of the Service Agreement by written declaration, with the result that the non-competition compensation is to be paid until six months after the declaration of waiver, despite the prohibition having been lifted.

8. If the Company terminates the Service Agreement for important reasons due to contract-breaching conduct of the Managing Director, the restraint on competition becomes invalid to the extent the Company informs the Managing Director in writing before one month after the termination.

9. If the Company terminates the Service Agreement without an important reason, the restraint on competition becomes invalid if the Managing Director declares in writing within one month of receipt of the termination that he does not feel bound by the restraint on competition. If the Company undertakes to pay the full last average remuneration for the term of the restraint on competition, the restraint on competition continues to be valid.

                                     (S) 11
                                   Inventions

The Company has to be notified about all inventions made during the duration of the employment contract.

                                     (S) 12
                            Duration and termination

1. This Service Agreement is concluded for a fix initial term of thirty months, commencing June 01, 2000.

2. Unless either party notifies the other party by October 31, 2002 at the latest that it does not desire to continue this Service Agreement beyond the fix initial term, the Service Agreement shall automatically extend for an indefinite term. Then it can be terminated by either party with six months notice to the end of a calendar month.

3. The appointment of the Managing Director can be revoked at any time by resolution of the Shareholders' Meeting. The revocation of the appointment of the Managing Director is deemed to be a termination according to the previous sentence with effect as of the date provided for in the previous sentence.

4. In the event of termination, the Company is entitled to suspend the Managing Director from his duties immediately after having received or sent the termination notice balancing the suspension with the remaining vacation entitlement.

5. The right to terminate this Service Agreement for important cause shall not be affected by the previous provisions.

6.   The notice of termination has to be given in writing.

                                     (S) 13
                               Return of Documents

After termination of this Service Agreement, or in the event of release of the Managing Director from his duties, the Managing Director is obliged to return all items of Company property and documents in their entirety without undue delay, in particular keys, books, datacarrier, printed items of any kind or extracts or copies thereof which are in his possession at such time. The Managing Director is not entitled to retain those items and documents for any reason. The company car has to be returned at the end of this Service Agreement.

                                     (S) 14
                      Additional agreements and amendments

1. This Service Agreement contains all contractual stipulations between the parties. There are no oral side agreements or other agreements than mentioned in this Service Agreement.

2. All alterations or revisions of this Service Agreement must be in writing and must be approved by resolution of the Shareholders' Meeting.

3. If provisions of this Service Agreement or parts of provisions of this Service Agreement are or become void, the validity of the other provisions of this Service Agreement shall not be affected thereby. The void provision shall be replaced by a legal provision which comes as close as possible to the economic and legal rationale of the void provision.

4. Rights based on this Service Agreement have to be claimed within a period of two month after becoming due. Otherwise, those rights are deemed to be excluded.

5.   This contract will be exclusively governed by German Law.

6.   Both parties declare that they each have received a copy of this contract.

Freiburg, June 30, 2000             Shoreview, July 1, 2000


_____________________________       _________________________________

Rudiger Hausherr                    ORMED GmbH
                                    represented by:
                                    HOHENSTAUFENEINHUNDERTACHTUND-
                                    VIERZIGSTE Verwaltungs GmbH & Co. KG,
                                    in turn, represented by Patrick D. Spangler